Exhibit 99.1

Nephros Announces Completion of $3.2 Million Financing Through Rights Offering and Private Placement Transactions

RIVER EDGE, N.J., March 10, 2011 /PRNewswire/ -- Nephros, Inc. (OTC Bulletin Board: NEPH.ob - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today announced the completion of its rights offering and private placement that together resulted in gross proceeds of approximately $3.2 million to Nephros.  The aggregate net proceeds received by Nephros from the rights offering and private placement are estimated to be approximately $2.3 million, after deducting the estimated aggregate expenses of these transactions, the repayment of the $500,000 note, plus all accrued interest thereon, issued to Lambda Investors, LLC, Nephros’ largest stockholder, in September 2010 in connection with its loan to Nephros, the payment of an 8% sourcing/transaction fee ($40,000) in respect of the note and an aggregate of $100,000 for reimbursement of Lambda Investors’ legal fees incurred in connection with the loan and the rights offering.

“Nephros is pleased to have successfully closed the shareholders rights offering and related private placement financing,” said James S. Scibetta, Chairman of Nephros.  “The net proceeds from these transactions will provide Nephros with funds to pursue the further development and commercialization of our filtration products.”

Nephros’ stockholders subscribed for 99,297,082 units in its previously announced rights offering and Nephros accepted all basic subscription rights and oversubscription privileges.  The units were sold at a per unit purchase price of $0.02.  Gross proceeds to Nephros from the sale of these units in the rights offering was approximately $2.0 million.  Nephros issued an aggregate of 99,297,082 shares of its common stock and warrants to purchase an aggregate of approximately 91.8 million shares of its common stock to stockholders who subscribed.

Simultaneously with the closing of the rights offering, Lambda Investors, LLC purchased in a private placement 60,194,226 units at the same per unit purchase price of $0.02, pursuant to a purchase agreement between Nephros and Lambda Investors.  Nephros issued to Lambda Investors an aggregate of 60,194,226 shares of its common stock and warrants to purchase an aggregate of 55,651,575 shares of its common stock.  Nephros received approximately $1.2 million in gross proceeds from its sale of units to Lambda Investors.

As previously announced, Nephros intends to effect a 1-for-20 reverse stock split as of 5:00 p.m. on March 11, 2011.  The reverse stock split was approved by the Nephros stockholders at the annual meeting of stockholders held on January 10, 2011.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company's website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to complete the rights offering and private placement; (ii) to continue as a going concern; (iii) to obtain additional funding when needed or on favorable terms; (iv) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.